Exhibit 99.1

May 19, 2009

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

APRIL 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of April 30, 2009 served by J:COM’s 24 consolidated franchises reached approximately 3.20 million, up 464,700, or 17.0% since April 30, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached approximately 5.72 million, up 853,100 or 17.5% since April 30, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.79 as of April 30, 2009 from 1.78 as of April 30, 2008. The cable television digital migration rate as of April 30, 2009 increased to 83% from 71% as of April 30, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries:  24 franchises; 48 systems:

	Revenue Generating Units						Total
	Cable Television			High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of April 30, 2009	2,564,800		*(1)	1,518,700	1,634,400	5,717,900	3,198,400
	Digital:	2,120,100
As of April 30, 2008	2,232,000			1,259,600	1,373,200	4,864,800	2,733,700

Net year-over-year increase	332,800			259,100	261,200	853,100	464,700
Net increase as percentage	14.9%			20.6%	19.0%	17.5%	17.0%

*(1)

In April 2009, J:COM introduced a new digital cable television service for its group employees. As a result, 3,200 employees signed up for the service during the month and were included in digital cable television subscribers at April 30, 2009.

About Jupiter Telecommunications Co.,Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system and channel operator. In system operation, J:COM provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 consolidated subsidiaries at the local level serving approximately 3.20 million subscribing households (as of April 30, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 12.41 million. In channel operation, J:COM invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English), visit J:COM’s website at http://www.jcom.co.jp/english.html